UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2005

REMY INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-13683	35-1909253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2902 Enterprise Drive Anderson, Indiana	46013
(Address of principal executive offices)	(Zip Code)

(765) 778-6499

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 27, 2005, Remy International, Inc. (the “Company”), entered into the Third Amended and Restated Loan and Security Agreement by and among the Company and certain of its subsidiaries, Wachovia Capital Finance Corporation (Central), Wachovia Bank, National Association; Credit Suisse and certain financial institutions named therein (the “Third Amended and Restated Loan and Security Agreement”), which provides for the addition of a term loan in the aggregate amount of $80,000,000 (the “Term Loan”) to its $160,000,000 secured, asset based, revolving credit facility (the “Senior Credit Facility”). As a result of the addition of the Term Loan, the maximum draw available under the senior credit facility (subject to a borrowing base calculation and existing restrictions under the Company’s indentures) was increased to $225,000,000, including the $80,000,000 Term Loan and the $160,000,000 revolving loans less reserves of $15,000,000.

The Term Loan was funded at 97% of its face amount and bears interest at (1) the prime rate plus 5% or (2) the Eurodollar rate plus 6.0%. On or after April 15, 2006, the Company may prepay, in whole or in part, the Term Loan in integral multiples of $5,000,000 subject, primarily, to (i) no Event of Default (as defined therein) having occurred under the revolving loan portion of its Senior Credit Facility, arising from any insolvency event or resulting in acceleration of a material portion of the obligations, in each case immediately before and immediately after giving effect to such prepayment, and (ii) Excess Availability (as defined therein) being at least $20,000,000 immediately prior to and immediately after giving effect to such prepayment and the payment of a prepayment fee of 4% from April 15, 2006 to April 15, 2007, 2.2% from April 15, 2007 to April 15, 2008 and .25% thereafter. The Term Loan and the revolving loans under the Senior Credit Facility mature on June 30, 2008.

The revolving facilities bear interest at (1) the prime rate plus an applicable margin based on Monthly Excess Availability (as defined therein) ranging from 0.00% to 0.50% or (2) the Eurodollar rate plus an applicable margin based on Monthly Excess Availability ranging from 2.00% to 2.75%.

The Third Amended and Restated Loan and Security Agreement does not contain financial ratio covenants. The Third Amended and Restated Loan and Security Agreement contains other affirmative and negative covenants, representations and warranties and events of default including covenants limiting the incurrence of secured and unsecured debt, the granting of liens, the sale of assets and the payment of dividends and requiring compliance with laws. The covenants, representations and warranties and events of default described in this paragraph are subject to important exceptions and qualifications, which are described in the Third Amended and Restated Loan and Security Agreement filed herewith.

Borrowings under the Third Amended and Restated Loan and Security Agreement are, with certain limited exceptions, secured by substantially all of the assets of the Company and each of its direct and indirect U.S. subsidiaries and are guaranteed by the Company and, with certain limited exceptions, each of its direct and indirect U.S. subsidiaries; provided that the pledge of capital stock of any first-tier non-U.S. subsidiaries is limited to 66.5% of such capital stock.

Net proceeds from the Term Loan of approximately $75,900,000 were used to pay down existing borrowings under the revolving loan portion of the Company’s Senior Credit Facility.

The foregoing is intended to be a general description of the material terms of the Third Amended and Restated Loan and Security Agreement and does not constitute a full description of the Third Amended and Restated Loan and Security Agreement. Reference is made to the Third Amended and Restated Loan and Security Agreement attached hereto as Exhibit 10.1.

On December 27, 2005, the Company issued a press release announcing the entry by the Company into the Third Amended and Restated Loan and Security Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1: Third Amended and Restated Loan and Security Agreement, dated as of December 27, 2005.

Exhibit 99.1: Press Release dated December 27, 2005, announcing the entry by the Company into the Third Amended and Restated Loan and Security Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2005	REMY INTERNATIONAL, INC.

	By:	/s/ JEFFREY POTRZEBOWSKI
	Name:	Jeffrey Potrzebowski
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit
10.1	Third Amended and Restated Loan and Security Agreement, dated as of December 27, 2005.

99.1	Press Release dated December 27, 2005, announcing the entry by the Company into the Third Amended and Restated Loan and Security Agreement.